CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated July 25, 2012 with respect to the audited consolidated balance sheets as of April 30, 2012 and 2011, and the related consolidated statement of operations, stockholders’ equity (deficit) and cash flows for the years then ended, and for the period from inception through April 30, 2012.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas

September 5, 2012